EXHIBIT 99.2

Lumera Reports Fourth Quarter and Full Year 2007 Results and Updates Contract Revenue Expectations and Product Development Progress

BOTHELL, Wash.--(BUSINESS WIRE)--Lumera Corporation (NASDAQ:LMRA - News), a leader in photonics communication, today reported financial results for the fourth quarter and full year 2007 and released information regarding its current product development progress.

Revenues totaled $356,000 for the three months ended December 31, 2007 compared with $1,158,000 for the same period in 2006. Lumera’s net loss totaled $5,086,000 or $0.25 per share for the fourth quarter of 2007 compared with a net loss of $3,126,000 or $0.17 per share for the same period in 2006.

Revenues totaled $2,774,000 for the twelve months ended December 31, 2007 compared with $3,356,000 for the same period in 2006. Lumera’s net loss totaled $15,956,000 or $0.80 per share for the full year of 2007 compared with a net loss of $12,118,000 or $0.70 per share for the same period in 2006.

“Overall, there were a number of significant achievements during the year,” said Dr. Joe Vallner, interim Chief Executive Officer of Lumera. “In electro-optics, we announced the introduction of a 40 Gbps polymer modulator with one of the lowest driving voltages and highest bandwidths in the industry. On the bioscience side, placement of the first instrument system, based on Plexera’s Kx Array™ technology, occurred as part of the company’s Early Access Program, indicating another example of our continued move forward in the field of life science products.”

Commenting on Lumera’s continued ability to win important government contract awards, Dr. Raluca Dinu, Lumera’s Vice President of Electro-optics said, “Lumera’s technology successes in critical government funded research projects continues the trend we’ve experienced since 2001; our contract revenues were lower during the fourth quarter and for the year due to the timing of awards and their renewal cycles. Our 2008 awards are in the final contracting stages and we will announce them as soon as the administrative process has been completed. We expect that contract revenues for 2008 will be in the $6.0 million range compared with the $2.6 million we realized in 2007.”

Summary Discussion of Product Development

Lumera’s business segments are further detailed in the market summaries below.

Plexera Bioscience LLC

Lumera, through its wholly-owned subsidiary Plexera Bioscience LLC, is developing label free high throughput methods targeted at the biological and medical research markets.

During the quarter, Plexera announced the first signed agreement under the company’s Early Access Program. As part of the Early Access Program, prospective customers will evaluate the performance of the Plexera antibody discovery system over a defined period of time, provide detailed user feedback, and intend to purchase a system upon product launch. A commercial version of the product is expected to be launched in May 2008 at PEGS:“The Protein Engineering Summit”. Plexera’s first Early Access Partner is a pharmaceutical company that will be evaluating the system as a tool for screening and characterizing antibody libraries. The first shipment was made in January and the company hopes that a second early access partner will be announced in the second quarter.

Electro-Optics

Lumera is developing a new generation of electro-optic modulators and other devices for optical networks and systems based on proprietary polymer materials.

During the quarter, Lumera announced the development of a 100 Gbps modulator. Currently, no other modulator is known to be capable of operating with the specifications of our 100 Gbps modulator. The company received an initial order for research purposes from the University of Southern California.

The material transfer agreement with Lockheed Martin expired on December 31, 2007 and the company announced its renewal in January through December 31, 2009. Lockheed Martin also placed an order for additional electro-optic materials which were shipped during the quarter.

Although the company is awaiting the award of phase III of the DARPA contract awarded in July 2006, DARPA did advise Lumera that all milestones were met – one of the key conditions for awarding the next phase. The company has also applied for other government contracts to fabricate low driving voltage, reliable electro-optic modulators using Lumera’s high performance organic polymers and is hopeful that these will be awarded.

Summary Financial Discussion

Revenues totaled $356,000 for the three months ended December 31, 2007 compared with $1,158,000 for the same period in 2006, a 69 percent decrease over the prior year. Government contract revenue totaled $320,000 for the current three month period, a decrease of $798,000 from $1,118,000 in 2006. The decline in our current quarter government contract revenue, as expected, is entirely related to the timing of milestones on our DARPA contract, which were completed early in the fourth quarter. Product revenues for the three months ended December 31, 2007 totaled $36,000 consisting of electro-optic modulators and materials. Product revenues for the same period in 2006 totaled $40,000.

Revenues totaled $2,774,000 for the twelve months ended December 31, 2007 compared with $3,356,000 for the same period in 2006, a 17 percent decrease over the prior year. Government contract revenue totaled $2,647,000 for the current twelve month period, a decrease of $508,000 from $3,155,000 in 2006 due primarily to completion of a 2006 project and also to lower comparative billings on our DARPA contract. Product revenues totaled $127,000 for the twelve months ended December 31, 2007, reflecting sales of electro-optic modulators and materials compared with $201,000 for the comparative 2006 period, primarily reflecting sales of beta version Proteomic Processors and electro-optic modulators and materials.

Operating expenses for the three months ended December 31, 2007 totaled $5,413,000 compared to $3,899,000 for the same period in 2006. Research and Development expense, which totaled $2,569,000 for the three months ended December 31, 2007, increased by $458,000, or 22 percent, from $2,111,000 for the same period in 2006 due primarily to lower contract revenues in the current period which caused an increase in direct labor and related overhead costs to be applied to research and development expense. Marketing, general and administrative expense, which totaled $2,844,000 for the three months ended December 31, 2007, increased by $1,056,000, or 59 percent, compared to $1,788,000 for the same period in 2006 due primarily to increased professional fees related to consulting, legal and accounting fees, increased cash compensation costs associated with additional marketing and administrative personnel, severance expense and related non-cash stock-based compensation costs.

Operating expenses for the twelve months ended December 31, 2007 totaled $18,318,000 compared to $14,404,000 for the same period in 2006. Research and Development expense, which totaled $7,275,000 for the twelve months ended December 31, 2007, increased by $541,000, or 8 percent, from $6,734,000 for the same period in 2006 due primarily to lower contract revenues in the current period which caused an increase in direct labor and related overhead costs to be applied to research and development expense. Marketing, general and administrative expense, which totaled $11,043,000 for the twelve months ended December 31, 2007, increased by $3,373,000, or 44 percent, compared to $7,670,000 for the same period in 2006 due primarily to increased professional fees related to consulting, legal and accounting fees, increased cash compensation costs associated with additional marketing and administrative personnel, contractual severance expense incurred in the third quarter and increased non-cash stock-based compensation costs related to additional current year awards and severance related expense.

Lumera’s net loss totaled $5.08 million or $0.25 per share for the three months ended December 31, 2007 compared with $3.1 million or $0.17 per share for the same period in 2006.

Lumera’s net loss totaled $16.0 million or $0.80 per share for the twelve months ended December 31, 2007 compared with $12.1 million or $0.70 per share for the same period in 2006.

Lumera, which ended the quarter with $14.6 million in cash and investment securities, used $3.7 million in cash and investment securities to fund operations and working capital requirements during the three months ended December 31, 2007, bringing the twelve month cash usage total to $11.7 million. Capital expenditures, which include leasehold and related capital improvements, totaled $772,000 for 2007, down from $2,358,000 in 2006 which included leasehold improvements associated with our facility expansion.

Conference Call

Lumera will host a conference call to discuss its fourth quarter of 2007 financial results on Tuesday, March 11, at 4:30 p.m. EDT. The call will be broadcast over the Internet and can be accessed from the company's web site at www.lumera.com. Additionally, U.S. participants may join the conference call by dialing 800.901.5241 ten minutes prior to the start of the conference. International participants can dial 617.786.2963. The conference passcode number is 34462909. A telephone replay of the call will be available through March 18, and can be accessed by dialing 888-286-8010 (for U.S. participants) or 617-801-6888 (for international participants). The replay passcode is 86453711. A replay of the conference call will be available on the company's web site.

About Lumera

Lumera is a leader in photonic communications. The company designs electro-optic components based on proprietary polymer compounds for the telecommunications and computing industries. Through its wholly owned subsidiary, Plexera Bioscience LLC, the company is also in the bioscience industry. Plexera is focused on providing the life sciences market with tools, content, and methods to simplify and accelerate proteomic discovery for therapeutic antibodies as well as predictive biomarkers. For more information, please visit www.lumera.com.

Certain statements contained in this release are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company's SEC reports, including its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q.

Lumera Corporation

Balance Sheet
(In thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006
Assets
Current Assets
Cash and cash equivalents	$7,132	$10,521
Investment securities, available-for-sale, current	7,494	15,788
Accounts receivable, net of allowance	57	380
Costs and estimated earnings in excess of billings on uncompleted contracts	101	338
Other current assets	350	600
Total current assets	15,134	27,627

Restricted Investments	700	700
Property and equipment, net	2,633	2,759
Other assets	46	46
Total Assets	$18,513	$31,132

Liabilities and Shareholders' Equity
Liabilities
Current Liabilities
Accounts payable	$1,377	$850
Accrued liabilities	1,585	982
Total current liabilities	2,962	1,832

Deferred rent, net of current portion	303	407
Total liabilities	3,265	2,239

Commitments and contingencies
Shareholders' Equity
Common stock, $0.001 par value, 120,000,000 shares authorized; 20,055,352 shares issued and outstanding at September 30, 2007, and 20,055,352 shares issued and outstanding at December 31, 2006	20	20
Additional Paid-in Capital	91,998	89,690
Accumulated other comprehensive (loss) income	4	1
Accumulated deficit	(76,774)	(60,818)
Total shareholders' equity	15,248	28,893
Total Liabilities and Shareholders' Equity	$18,513	$31,132

Lumera Corporation
Statements of Operations
(In thousands, except earnings per share and share data)
(Unaudited)

	Three Months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Revenue	$356	$1,158	$2,774	$3,356
Cost of revenue	235	641	1,506	1,911
Gross Profit	121	517	1,268	1,445

Research and development expense	2,569	2,111	7,275	6,734
Marketing, general and administrative expense	2,844	1,788	11,043	7,670

Total operating expenses	5,413	3,899	18,318	14,404

Loss from operations	(5,292)	(3,382)	(17,050)	(12,959)
Interest income	206	256	1,094	841

Net Loss	$(5,086)	$(3,126)	$(15,956)	$(12,118)

Net Loss per Share Basic and Diluted	$(0.25)	$(0.17)	$(0.80)	$(0.70)

Weighted Average Shares Outstanding -
Basic and Diluted	20,055,410	18,677,271	20,055,410	17,256,070

Contact:

Lumera Corporation
Investor Relations
Hélène F. Jaillet, 425-398-6546
or
The Summit Group Communications
Media
Todd Wolfenbarger, 801-595-1155
801-244-9600 cell
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Source: Lumera Corporation